Exhibit 10.1

REINSTATEMENT OF AND SIXTH AMENDMENT TO
PURCHASE AGREEMENT

This REINSTATEMENT OF AND SIXTH AMENDMENT TO PURCHASE AGREEMENT (this “Sixth Amendment”) is made and entered into effective as of August ___, 2011, by and between FOREST CITY COMMERCIAL DEVELOPMENT, INC., an Ohio corporation (“Purchaser”), and BEHRINGER HARVARD 250/290 CARPENTER LP, a Texas limited partnership (“Seller”).

RECITALS:

A.           Seller and Purchaser entered into that certain Purchase Agreement dated as of April 20, 2011, as amended by that certain First Amendment to Purchase Agreement dated to be effective as of May 20, 2011, as amended by that Second Amendment to Purchase Agreement dated to be effective as of June 20, 2011, as amended by that Third Amendment to Purchase Agreement dated to be effective as of June 27, 2011, as amended by that Fourth Amendment dated to be effective June 30, 2011, as amended by that certain Fifth Amendment to Purchase Agreement dated to be effective July 8, 2011 (collectively, the “Original Agreement”), pursuant to which Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller certain Property (as defined therein) on the terms and conditions set forth in the Original Agreement.

B.           Purchaser terminated the Original Agreement pursuant to that certain letter dated August 15, 2011, from John Burns to Mark Flynt, Carol Satterfield and Reno Hartfiel.

C.           Purchaser and Seller now desire to reinstate the Original Agreement and amend certain provisions of the Original Agreement, all upon the terms and subject to the conditions set forth in this Sixth Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.           Capitalized Terms. All capitalized terms not otherwise specifically defined in this Sixth Amendment shall have meanings ascribed to such terms in the Original Agreement.

2.           Reinstatement.          The Original Agreement is reinstated in its entirety as such Original Agreement may be modified by this First Amendment.

3.           Purchase Price. Section 1.4 is hereby deleted in its entirety and replaced with the following:

“1.4       Purchase Price. The purchase price for the Property shall be Eighteen Million Eight Hundred Eighty Thousand Dollars ($18,880,000) (“Purchase Price”).”

4.           Participation. Section 1.6 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“1.6       Participation.

250/290 East John Carpenter 6th Amendment of Purchase Agreement

(a)         As additional consideration for the transaction contemplated herein, Purchaser hereby grants, transfers, assigns and conveys to Seller the Seller Leasing Profits Interest, which grant and interest shall continue until the final payment of the Seller Leasing Profits Interest is made (but in no event shall it continue after any transfer of the Property to a third party as a result of an arm’s length sale (a “Transfer”)); provided, however, that any obligation to make any payments accruing on or prior to the date of any such Transfer shall continue after any such Transfer. The Seller Leasing Profits Interest shall mean with respect to any initial leases (but not any replacements or subsequent leases) for all or any portion of the second or third floor of the Decker and Wingren Buildings entered into after the Closing Date for up to a total of 100,000 square feet of rentable space, payment to Seller by Purchaser pursuant to the Seller Leasing Profits Interest Formula up to a total amount of $5,500,000. The Seller Leasing Profits Interest Formula shall be the NOI for the first year of any such lease divided by 10% minus the Development Costs attributable to any such lease up to a maximum payment to Seller of $55 per square foot of any such lease. For the purposes of this Section 1.6(a), NOI shall mean the net operating income for the lease using prorated taxes and operating expenses forecast at 95% occupancy for the year in which the lease commences, with free rent and concessions deducted evenly over the term of the lease without interest, as such NOI is reasonably agreed upon by Seller and Purchaser. Development Costs shall mean commercially reasonable tenant improvements, leasing commissions, legal fees and all other costs of a tenant inducement type nature solely attributable to such leased premises or the requirements of such lease; provided, however, that if any incentive would affect more than the leased premises, it shall be deemed applicable to the leased premises on a pro rata basis of the total building rentable square footage for purposes of allocating Development Costs. Until Seller has been paid the full amount of the Seller Leasing Profits Interest, Purchaser shall provide to Seller: (i) copies of any leasing reports provided by Purchaser or to Purchaser by Purchaser’s leasing broker, (ii) a copy of the proposed lease prior to execution for review purposes only (and not for approval, provided that such lease provides for $13 per square foot net rent) and (iii) a copy of the final executed lease. Examples of the calculation of the Seller Leasing Profits Interest are set forth on Exhibit A attached hereto and made a part hereof.

(b)         Seller and Purchaser acknowledge that Purchaser will be constructing a parking garage that when combined with existing parking will provide 1434 covered parking spaces which will be sufficient to meet the VHA, Avelo and projected spec leasing requirements. As additional consideration for the transaction contemplated herein, Purchaser hereby grants, transfers, assigns and conveys to Seller the Seller Parking Profits Interest, which grant and interest shall continue until the final payment of the Seller Parking Profits Interest is made (but in no event shall it continue after any Transfer of the Property; provided, however, that any obligation to make any payments accruing on or prior to the date of any such Transfer shall continue after any such Transfer). The Seller Parking Profits Interest shall be a payment to Seller by Purchaser pursuant to the Seller Parking Profits Interest Formula up to the amount of $2,500,000. The Seller Parking Profits Interest Formula shall be, with respect to new leases after the Effective Date for the aggregate of the existing 100,000 square feet of unleased space for all or any portion of the second or third floor of the Decker and Wingren Buildings (the “Vacant Space”) that, do not require additional covered parking spaces beyond the projected 1,434 covered parking spaces to be constructed, a payment of $9,000, per covered space not required, up to $2,500,000 (277 spaces) on a pro rata basis based on the percentage of square footage leased. Until Seller has been paid the full amount of the Seller Parking Profits Interest, Purchaser shall provide to Seller: (i) any documentation to support any new or existing tenant’s parking requirements pursuant to its lease, (ii) copies of any leasing reports provided by Purchaser or to Purchaser by Purchaser’s leasing broker, (iii) a copy of the proposed lease prior to execution for review purposes only (and not for approval) and (iii) a copy of the final executed lease. An example of the calculation of the Seller Parking Profits Interest is set forth on Exhibit B hereto and made a part hereof

250/290 East John Carpenter 6th Amendment of Purchase Agreement

(c)         As additional consideration for the transaction contemplated herein, Purchaser hereby grants, transfers, assigns and conveys to Seller the Seller Profits Interest, which grant and interest shall continue until the final payment of the Seller Profits Interest is made (but in no event shall it continue after any Transfer of the Property; provided, however, that any obligation to make any payments accruing on or prior to the date of any such Transfer shall continue after any such Transfer. The Seller Profits Interest shall mean an amount equal to Seller’s Cash Flow Interest and Seller’s Capital Event Interest. Seller’s Cash Flow Interest shall mean an amount equal to the product of 10% times Net Cash Flow after Purchaser has received the return of its capital and a 15% return of its capital. Seller’s Capital Event Interest shall mean 10% of the aggregate of all net proceeds (after paying off any debt and reasonable and customary expenses and after Purchaser has received the return of its capital and a 15% return of its capital) from any sale of the Property, any other sale or refinancing and any condemnation, collection of insurance proceeds (other than business interruption proceeds) or other capital event (any of the preceding items being a “Capital Event”) occurring with respect to the Property. Net Cash Flow shall mean (i) the amount by which gross income of the Project (which shall include, without limitation, all income received by Purchaser from and in connection with any leasing activity) exceeds operating expenses (which shall mean the actual cash operating expenses of the Property incurred during the period in question and which are consistent with generally accepted operating practices for similar properties), (ii) cash resulting from the foregoing calculation is actually distributed to the entities owning Purchaser and (iii) Purchaser has received the return of its capital and a 15% return of its capital. The total amount of the Seller Profit Interest shall not exceed $1,000,000 (subject to the terms of the last paragraph of this Section 1.6 below). The Seller Profits Interest shall be secured by a subordinate lien deed of trust, subordinate to all mortgages, mezzanine debt and equity providers.

There shall not be deducted as an expense in calculating Net Cash Flow any overhead of Purchaser or any affiliate of Purchaser (such as general accounting and executive offices, telephones, secretaries, etc.) nor salaries to employees or partners of Purchaser or an affiliate of Purchaser, except for ordinary and customary expenses for an onsite property management office. The following shall also be approved for operating expenses: (i) an asset management fee of one percent (1%) of gross revenues, (ii) a leasing commission or an override commission that together do not exceed six and three-quarters percent (6.75%) of base rent in total, (iii) the property management fee not to exceed two percent (2%) of gross revenue and (iv) a construction management fee of all construction performed in the building up to five percent (5%) of total construction costs inclusive of any construction management fee paid to contractors. Additionally, the budget will include a development fee in the amount of two and one-half percent (2.5%) of the total project cost. Federal or state income taxes of Purchaser shall not be deducted in calculating Net Cash Flow. Any non-cash deductions such as investment tax credits and depreciation shall not be deducted in calculating Net Cash Flow.

250/290 East John Carpenter 6th Amendment of Purchase Agreement

Purchaser shall keep all accounts, books and records relating to the Property in accordance with good accounting practices, consistently applied. Seller shall have the right, at its sole cost and expense, at all reasonable times during business hours to examine and make copies of the books on account of the Purchaser and the Property. Purchaser shall submit to Seller on an annual basis audited financial statements for the Property and the calculation of the return each year. Additionally, Purchaser shall present a certified statement of the amount of distributions to the owners of Purchaser for the prior fiscal year. Purchaser shall provide Seller with notice in writing five business days in advance of consummating any Capital Event.

Should the Property at any time incur an operating deficit or other loss, Purchaser may advance to the Property an amount sufficient to cover such operating deficit or other loss. Advances by the Purchaser to the Property for such purposes shall constitute Purchaser’s equity. Any Purchaser’s equity or loans by owners of Purchaser to Purchaser shall be pari passu with Seller’s rights hereunder and shall be repaid if and when Seller receives payments in connection with the Seller Profits Interest. Seller shall not share in and shall have no obligations with respect to any loss suffered by the Property.

(d)        The provisions of this Section 1.6 shall survive the Closing. Seller by its acceptance hereof does not become a partner of Purchaser and in no event shall Seller be liable for any of the debts, obligations or liabilities of Purchaser or any affiliate of Purchaser or claim any of the tax benefits resulting from the ownership of the Property, including without limitation any depreciations or tax investment credit on any or all of the Property nor is Seller liable for any contributions to the Purchaser. Seller’s only interest created hereunder is the right to Seller’s Cash Flow Interest and/or Seller’s Capital Event Interest and/or the Seller Leasing Profits Interest and/or the Seller Parking Profits Interest, if any.

250/290 East John Carpenter 6th Amendment of Purchase Agreement

The amounts, if any, which may be payable for the Seller’s Cash Flow Interest shall be payable on the same date as any distributions relating to Net Cash Flow are made to the entities owning Purchaser. The amounts, if any, which may be payable for the Seller’s Capital Event Interest shall be payable by Purchaser on the date of any Capital Event. The amounts, if any, which may be payable for the Seller Leasing Profits Interest shall be payable within 30 days of the full execution of any applicable lease; provided, however, that any unpaid balance of the Seller Leasing Profits Interest ($5,500,000 minus any amounts previously paid to Seller as Seller Leasing Profits Interest) shall be paid on the date of any Capital Event if and to the extent that there still exists any accrued Seller’s Capital Event Interest that would otherwise be payable pursuant to Section 1.6(c) but for the $1,000,000 cap set forth therein. The amounts, if any, which may be payable for the Seller Parking Profits Interest shall be payable as follows: (i) 60% of the applicable Seller Parking Profits Interest payment shall be paid within 30 days of the full execution of the applicable lease and (ii) the remaining 40% of any applicable Seller Parking Profits Interest payments shall be paid on the earlier of (i) within 30 days after the existing 100,000 square feet of the Vacant Space is completely leased or (ii) upon the date of any Capital Event in which event payment to Seller shall be made prior to any payment to Purchaser of the proceeds of the Capital Event. In addition, one-half (1/2) of any unpaid balance of the Seller Parking Profits Interest shall be paid on the date of any Capital Event if and to the extent that there still exists any accrued Seller’s Capital Event Interest that would otherwise be payable pursuant to Section 1.6(c) but for the $1,000,000 cap set forth therein and after first paying the unpaid Seller Leasing Profits Interest pursuant to the foregoing sentence. Examples of the timing and payment of the Seller Parking Profits Interest are set forth on Exhibit C attached hereto and made a part hereof. Examples of the waterfall for the payment of the Seller Capital Event Interest, the Seller Leasing Profits Interest and the Seller Parking Profits Interest are set forth on Exhibit D attached hereto and made a part hereof.  Seller shall be entitled to receive any payments owed as Seller Profits Interest, Seller Leasing Profits Interest and Seller Parking Profits Interest upon the occurrence of each Capital Event, to the extent available, including and until a Transfer of the Property occurs.

5.           Earnest Money.          Section 1.7 is hereby amended to reduce the amount of the Earnest Money from One Million Dollars ($1,000,000) to Ten Thousand Dollars ($10,000).

6.           Additional Contingencies. Section 3.4 is hereby deleted in its entirety and replaced with the following:

“3.4      Financing Contingency. Purchaser and Seller acknowledge that Purchaser is attempting to obtain financing acceptable to Purchaser in its reasonable discretion (the “Financing Approval”). Purchaser shall use commercially reasonable efforts to obtain such Financing Approval in a diligent and expeditious manner and upon receipt of the Financing Approval, Purchaser shall provide notice in writing of such Financing Approval to Seller and the Earnest Money shall become non-refundable and the parties shall proceed to Closing.  Notwithstanding anything in this Agreement to the contrary, at any time prior to Seller receiving notice from Purchaser of the Financing Approval, either Seller or Purchaser may terminate this Agreement upon written notice to the other party, in which case, Purchaser shall be entitled to receive the return of the Earnest Money and the parties shall have no further obligations except those obligations that survive the termination of this Agreement. The foregoing obligations shall survive the expiration or earlier termination of this Agreement. Subject to the terms of this Agreement, Purchaser agrees that all other aspects of the Property and Property Documents are deemed approved by Purchaser and Purchaser shall have no right to terminate this Agreement as a result of the condition of the Property or Property Documents.”

7.           Closing. Section 4.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

250/290 East John Carpenter 6th Amendment of Purchase Agreement

“4.1       Time and Place. Subject to the satisfaction of any conditions set forth in this Agreement, the consummation of the purchase and sale of the Property (“Closing”) shall take place via escrow and/or pdf through the office of Escrow Agent, 14 days after Purchaser obtains the Financing Approval  and gives notice of the same to Seller (the “Closing Date”). At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Sections 4.2 and 4.3 below, or elsewhere in this Agreement relating to Closing, the performance of which obligations shall be concurrent conditions.”

8.           Counterparts; Interpretation. This Sixth Amendment may be signed in counterparts and may be delivered by electronic mail or facsimile, and each counterpart will be considered an original, but all of which, when taken together, will constitute one instrument. This Sixth Amendment shall be interpreted to give each of the provisions their plain meaning. The Recitals are incorporated into the Sixth Amendment. Each of the parties agrees to permit the use of telecopy or other electronic signatures in order to expedite the execution and delivery of this Sixth Amendment, intends to be bound by its respective telecopy or electronic signature, and is aware that the other will rely on the telecopied or other electronically transmitted signature.

9.          Governing Law. This Sixth Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Texas.

10.        No Further Modification. The Original Agreement remains in full force, except as amended by this Sixth Amendment, and is hereby ratified and reaffirmed.

11.        Conflicts. If any conflict between this Sixth Amendment and the Original Agreement should arise, the terms of this Sixth Amendment shall control.

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250/290 East John Carpenter 6th Amendment of Purchase Agreement

IN WITNESS WHEREOF, Seller and Purchaser have executed this Sixth Amendment as of the date written above.

SELLER:

Dated: __________	BEHRINGER HARVARD
250/290 CARPENTER LP,
a Texas limited partnership

	By:	Behringer Harvard 250/290 Carpenter GP,
LLC, a Texas limited liability company,
its general partner

By:
Name:
Title:

PURCHASER:

Dated: __________	FOREST CITY COMMERCIAL
DEVELOPMENT, INC.
an Ohio corporation

By:
Name:
Title:

250/290 East John Carpenter 6th Amendment of Purchase Agreement

EXHIBIT A

EXAMPLES OF CALCULATION OF SELLER LEASING PROFITS INTEREST

EXAMPLE A

50,000 rsf multiplied by $13.00/sf net rent = $650,000 NOI

$650,000 NOI divided by 10% cap rate = $6,500,000 in value of the lease

$6,500,000 minus $2,500,000 (50,000 x $50/rsf) in Development Costs for the lease = $4,000,000 in net value of the lease

50,000 rsf multiplied by $55/rsf (purchase price factor/rsf to be paid to Seller), therefore $2,750,000 to Seller which would be payable within 30 days of execution of the lease

EXAMPLE B

50,000 rsf multiplied by $13.00/sf net rent = $650,000 NOI

$650,000 NOI divided by 10% cap rate = $6,500,000 in value of the lease

$6,500,000 minus $6,250,000 (50,000 x 125/rsf) in Development Costs for the lease = $250,000 in net value of the lease

50,000 rsf multiplied by $55/rsf (purchase price factor/rsf to be paid to Seller), would equal $2,750,000 to Seller, however because there is only $250,000 in net value, $250,000 to Seller which would be payable within 30 days of execution of the lease

EXAMPLE C

50,000 rsf multiplied by $13.00/sf net rent = $650,000 NOI

$650,000 NOI divided by 10% cap rate = $6,500,000 in value of the lease

$6,500,000 minus $7,500,000 (50,000 x $150/rsf) in Development Costs for the lease = (-$1,000,000) in net value of the lease

50,000 rsf multiplied by $55/rsf (purchase price factor/rsf to be paid to Seller), would equal $2,750,000 to Seller, however because there is no positive net value of the lease, $0 to Seller

250/290 East John Carpenter 6th Amendment of Purchase Agreement

EXHIBIT B

EXAMPLE OF CALCULATION OF SELLER PARKING PROFITS INTEREST

Purchaser leases 50,000 sf of the Vacant Space and no additional covered parking spaces are required. Purchaser shall pay to Seller - $9000 x 138.5 spaces (50% of 277 spaces).

Purchaser leases 50,000 sf of the Vacant Space and 100 additional covered parking spaces are required. Purchaser shall pay to Seller $9000 x 38.5 spaces (50% of 277 minus the 100 spaces that Purchaser now has to build).

250/290 East John Carpenter 6th Amendment of Purchase Agreement

EXHIBIT C

EXAMPLES OF PAYMENT OF THE SELLER PARKING PROFITS INTEREST

EXAMPLE A

If Purchaser leased 100,000 sf and no additional covered parking spaces were required then Purchaser would owe Seller $2,493,000 ($9000 x 277 spaces). 100% of that amount would be paid within 30 days of lease execution.

EXAMPLE B

If Purchaser leased 50,000 sf and no additional covered parking spaces were required then Purchaser would owe Seller $1,246,500 ($9000 x 138.5 spaces).

60% of that amount ($747,900) would be paid within 30 days of the lease execution.

The remaining 40%, the “40% Holdback”, ($498,600) would be held by Purchaser for the benefit of Seller and paid upon the earlier of the leasing of the remaining 50,000 sf or upon a Capital Event. If paid in connection with a Capital Event then Seller would be paid ahead of Purchaser’s return (only with respect to the 40% not previously funded).

If no additional lease was put in place, upon a Capital Event, Seller would be owed half of the balance of $1,253,500 ($2,500,000 minus $1,246,500) which would be $626,750.00 and which would be paid after Purchaser’s return and the receipt of Seller’s Capital Event Interest and the Seller Leasing Profits Interest.

EXAMPLE C

If Purchaser leased 50,000 sf and no additional covered parking spaces were required then Purchaser would owe Seller $1,246,500 ($9000 x 138.5 spaces).

60% of that amount ($747,900) would be paid within 30 days of the lease execution.

The remaining 40% ($498,600) would be held by Purchaser for the benefit of Seller and paid upon the earlier of the leasing of the remaining 50,000 sf or upon a Capital Event. If paid in connection with a Capital Event then Seller would be paid ahead of Purchaser’s return (only with respect to the 40% not previously funded).

If Purchaser leased the additional 50,000 sf and 100 additional covered parking spaces were required the Purchaser would owe Seller $346,500 ($9000 x 38.5) of which the full amount would be paid within 30 days of lease execution. Seller would be paid the 40% Holdback ($498,600) upon lease execution, whereupon the Seller Parking Profits Interest will have been paid in full and Purchaser shall no longer have any liability with respect to the Seller Parking Profits Interest.

250/290 East John Carpenter 6th Amendment of Purchase Agreement

EXAMPLE D

If Purchaser leased 50,000 sf and no additional covered parking spaces were required then Purchaser would owe Seller $1,246,500 ($9000 x 138.5 spaces).

60% of that amount ($747,900) would be paid within 30 days of the lease execution.

The remaining 40% ($498,600) would be held by Purchaser for the benefit of Seller and paid upon the earlier of the leasing of the remaining 50,000 sf or upon a Capital Event. If paid in connection with a Capital Event then Seller would be paid ahead of Purchaser’s return (only with respect to the 40% not previously funded.

If Purchaser leased the additional 50,000 sf and 200 additional covered parking spaces were required the Purchaser would owe Seller $0 in connection with the additional lease and because the additional 200 spaces would reduce the amount owed to Seller by 1,800,000 ($9000 x 200) and because $533,500 ($9000 x 61.5) is greater than the amount of the 40% Holdback, Purchaser would retain the remaining 40% from the first lease, whereupon the Seller Parking Profits Interest would have been paid in full and Purchaser shall no longer have any liability with respect to the Seller Parking Profits Interest. In no event shall Seller be required to pay any additional funds to Purchaser or return any funds previously paid by Purchaser to Seller in connection with the Seller Parking Profits Interest.

250/290 East John Carpenter 6th Amendment of Purchase Agreement

EXHIBIT D

EXAMPLE OF THE WATERFALL
FOR THE PAYMENT OF THE SELLER CAPITAL EVENT INTEREST,
THE UNFUNDED SELLER LEASING PROFITS INTEREST
AND THE UNFUNDED SELLER PARKING PROFITS INTEREST

If Purchaser sold the Property and there were proceeds after paying off any debt and reasonable and customary expenses in connection with such sale of $30,000,000, then Seller’s Capital Event Interest toward the Seller Profits Interest would be paid pursuant to the example below:

If, after Purchaser received the return of its equity and a 15% return, $5,000,000 remained, then Seller would be entitled to receive 10% of the $5,000,000 up to the unfunded Seller Profits Interest, any unfunded Seller Leasing Profits Interest and 50% of the unfunded Seller Parking Profits Interest, not including the 40% Holdback referenced in Exhibit C. Seller would receive $500,000 of its Seller Capital Event Interest toward the Seller Profits Interest and nothing further.

If, after Purchaser received the return of its equity and a 15% return, $15,000,000 remained, then Seller would be entitled to receive 10% of the $15,000,000 ($1,500,000) up to the unfunded Seller Profits Interest, any unfunded Seller Leasing Profits Interest and 50% of the unfunded Seller Parking Profits Interest, not including the 40% Holdback referenced in Exhibit C. Seller would receive $1,000,000 of its Seller Capital Event Interest toward the Seller Profits Interest and $500,000 of any unfunded Seller Leasing Profits Interest and nothing further.

In no event will Seller ever be entitled to receive (a) more than $9,000,000 in total with respect to the Seller Profits Interest, the Seller Leasing Profits Interest and the Seller Parking Profits Interest or (b) more than 10% of the proceeds of a Capital Event, after the return of Purchaser’s equity and a 15% return plus the unfunded amounts from any 40% Holdback, for the Seller Profits Interest or any unfunded Seller Leasing Profits Interest or 50% of the unfunded Seller Parking Profits Interest.

250/290 East John Carpenter 6th Amendment of Purchase Agreement